Exhibit 99.1

NEWS RELEASE

Nabors Announces Second Quarter Results

Nabors’ 2Q 2013 EPS Equals $0.08 on Operating Income of $90.9 million

Second Quarter Highlights Include:

•                  Debt reduced by $300 million

•                  Two new term contract awards for PACE®-X rigs; 21 total since 1Q 2012

•                  Nine significant multi-year, International contracts for upgraded rigs

HAMILTON, Bermuda, July 23, 2013 — Nabors Industries Ltd. (NYSE:NBR) today reported its financial results for the second quarter and first six months of 2013.  Adjusted income from operating activities was $90.9 million, compared to $225.3 million in the second quarter of 2012 and $149.6 million in the first quarter of 2013.  Operating cash flow (EBITDA) was $361.1 million for the second quarter, compared to $486.4 million in the same quarter last year and $423.0 million in the first quarter of this year.  Net income from continuing operations was $29.3 million ($0.08 per diluted share), compared to a net loss of $98.7 million (-$0.34 per diluted share) in the second quarter of 2012 and $97.2 million ($0.33 per diluted share) in the first quarter of 2013.  Operating revenues and earnings from unconsolidated affiliates for this quarter totaled $1.49 billion, compared to $1.60 billion in the same quarter of the prior year and $1.58 billion in the first quarter of 2013.  For the first six months ended June 30, 2013, adjusted income derived from operating activities was $240.5 million compared to $540.9 million in the first six months of 2012.  Net income from continuing operations for the first six months of 2013 was $126.4 million ($0.41 per diluted share) compared to $44.0 million ($0.16 per diluted share) in 2012.  Operating revenues and earnings from unconsolidated affiliates totaled $3.07 billion for the first six months of 2013, compared to $3.42 billion for the first six months of 2012.

Tony Petrello, Nabors’ Chairman, President & CEO, commented, “Our second quarter was disappointing as seasonal declines in our Alaska and Canada operations were compounded by a weather-induced drop in the utilization of our eight Bakken Shale frac spreads and a further slowdown in Canrig’s capital equipment shipments.  These developments have dampened our full-year outlook and mask a number of positive developments that support our continuing expectation of improving results in the second half of this year.

“We reduced debt by another $300 million during the quarter, despite the shortfall in operating cash flow.  We also received long-term contract awards for 11 major rig projects, including two additional new PACE®-X rigs in our U.S. Drilling operations and nine substantial rig upgrades internationally, six of which are for shale projects in Argentina.  Three of these rigs will be PACE®-F rigs exported from our U.S. operations.  In aggregate these contracts, which average 3.2 years in duration, should generate over $600 million in revenue.  Returns on the approximately $150 million in associated capital are well within our capital allocation criteria.  Three of these rigs have recently commenced operations, and the remaining rigs are expected to commence in the second half of next year.”

DRILLING & RIG SERVICES

Operating income in the Drilling and Rig Services business line was $102.1 million, representing a sequential decline of approximately $35.2 million.  Operating cash flow of $322.0 million also reflected a decline of $34.7 million compared to the first quarter.  Significant improvements in International and U.S. Offshore drilling operations were more than offset by the usual seasonal declines in Canada and Alaska, and a relatively small decrease in the U.S. Lower 48.  Rig Services accounted for one-third of the decrease with roughly equal declines in Canrig due to fewer capital equipment shipments, and Peak Oilfield Services with its usual falloff in activity following the seasonally high first quarter.  International operations showed significant improvement, resulting from a small increase in working rigs and a more meaningful increase in average margins, which reflect initial improvement in the extraordinary costs that have characterized recent periods.  Improvement in these costs should continue, although they will likely take until the end of next year to fully normalize.  The near- and longer-term outlook internationally has improved, and the supply of

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NEWS RELEASE

suitable rigs in selected markets is becoming tighter.  This is leading to improving rig rates and the potential for new high-specification rigs, particularly in the Middle East.  International cycle times are much longer, causing a lag in the pace and magnitude of the financial impact from these favorable trends.  They can also be subject to unexpected delays and extraneous events, as has been the case in recent years.  Nonetheless, the nine recent long-term contracts are evidence of the improving market environment.  In addition to the six rigs for shale projects in Argentina, three are committed to long-term projects in Northern Iraq and Kazakhstan.

Canada drilling operations were down sharply compared to the first quarter with the arrival of the spring thaw.  Results were significantly improved compared to the same quarter last year despite fewer rigs working.  This was attributable to higher average margins due to the proportion of deeper, higher margin rigs working through the breakup period.  While the near-term outlook for this operation remains tepid, the longer-term promise of LNG exports is beginning to emerge.  This operation recently deployed four rigs for early-phase LNG-directed drilling, which will likely grow into a much greater requirement for deeper rigs in the various British Columbia gas fields over the next few years.

U.S. Drilling operations declined, principally due to the cessation of peak winter activity levels in Alaska and a less significant decrease in the Lower 48 operations attributable to lower average margins.  These declines were partially offset by a meaningful improvement in the Gulf of Mexico.  The PACE®-X rig continues to gain recognition and is outperforming expectations.  Two new term contracts for this technologically advanced rig bring the total number of new rig awards to 21 in 18 months.   Discussions are ongoing with several customers regarding contracts for additional units.

Improvement in utilization is progressing at a measured and disciplined pace in order to avoid adversely affecting spot market rates.  The rig count in the lower 48 portion of this operation has increased by 18 from the mid-February low point of 165 rigs to 183 rigs on revenue today, only 4 of which were new PACE®-X deliveries.  This represents an 8 rig increase from the second quarter average of 175 rigs on revenue.  Third quarter income should improve as higher rig activity offsets the impact of slightly lower average margins, which should be more reflective of current spot market pricing thereby limiting further downside.  Challenges persist as efficiency gains and speculative new building by competitors exacerbates capacity excesses in this market.

Increased platform and workover jackup rig activity in the second quarter resulted in an improvement in results from the Gulf of Mexico operations.  Third-quarter offshore results should be significantly lower however, with the seasonally lower activity levels associated with hurricane season.  The recently completed new MODS® 400 rig should commence operations by the second quarter of 2014, significantly bolstering the longer-term outlook for this operation.  Similarly, Alaska should see seasonally softer results for the balance of 2013, with an improving outlook in 2014 and beyond as activity improves following the recent favorable tax revisions.

Rig Services posted a loss in the second quarter, with the usual seasonal slowdowns in both Peak Oilfield Services in Alaska and the directional drilling operations in Canada, amplified by a sharp drop in capital equipment shipments by Canrig.  The third-quarter results for this segment should improve as Canrig delivers a higher number of capital equipment components.

COMPLETION & PRODUCTION SERVICES

Operating income in the Completion and Production Services business line was $30.3 million, representing a sequential decline of approximately $13.4 million.  Operating cash flow of $81.5 million reflected a decline of $16.3 million compared to the first quarter.  Significant improvement in the U.S. portion of Production Services was more than offset by the seasonal decline in Canada, contributing nominally to the sequential decrease in the combined results.  The large drop in Completion Services comprised the majority of the decrease as extraordinarily adverse weather in the Bakken exerted an inordinate impact on the combined results.  While the outlook for the third quarter is more favorable, with significant increases anticipated in both segments, the fourth quarter is usually characterized by lower results because the onset of winter and holidays limit available work days.  In addition, certain customers appear increasingly

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NEWS RELEASE

concerned that a fourth-quarter slowdown may result from efficiency gains depleting budgets at a faster than planned pace.

In Production Services, rig rates were essentially flat while hours increased in areas other than Canada and the Bakken, where breakup and the unusual weather also affected operations.  Trucking hours were also up significantly on flat pricing.  For this business overall, rig and truck hours are expected to increase further in the third quarter with pricing remaining flat.  Certain regions, such as West and South Texas, remain more competitive in both utilization and pricing due to the large number of competitors and excess capacity.  Longer term, this segment is expected to continue growing as the expanding population of maintenance-intensive oil wells continues to grow and age.  The number of mothballed rigs is dwindling, and industry utilization is approaching the point where new builds are warranted and pricing momentum materializes.  Furthermore, the demand for higher capacity rigs is growing with the increase of long horizontal well sections.

Completion Services continues to suffer from a large overhang of capacity and, while industry activity is increasing, an apparent inflection in efficiency is limiting any upside in the near term.  Pricing appears to be stable in the northern regions, but remains very competitive in South Texas and even more so in the Permian Basin.  While the third quarter is expected to show marked improvement, visibility remains quite limited for the foreseeable future absent any improvement in natural gas and liquids directed activity.

SUMMARY

Mr. Petrello concluded, “We expect this quarter to represent the low point in our results, and we anticipate a progressively upward trend over both the near and longer term, moderated somewhat by a cautious outlook for Completion Services.  Continuing cost and activity improvements in International Drilling, seasonal recovery in Canada, return to normal operations in Completion & Production Services, higher rig activity in U.S. Drilling, and recovering order flow in Canrig will drive near-term improvements.  Longer term, the success of our PACE®-X rig, our recent international awards, multiple high-specification new build opportunities, and a secular growth trend in Production Services combine to indicate significant upside potential.  Meanwhile, we continue to focus on improving execution, controlling our costs, and extracting more from our asset base.”

ABOUT NABORS

The Nabors companies own and operate approximately 472 land drilling rigs throughout the world and approximately 544 land workover and well servicing rigs in North America.  Nabors’ actively marketed offshore fleet consists of 36 platform rigs, 5 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 800,000 hydraulic horsepower currently in service.  Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services.  Nabors participates in most of the significant oil and gas markets in the world.

For further information, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038.  To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2013	2012	2013	2013	2012

Revenues and other income:
Operating revenues	$1,491,586	$1,737,114	$1,578,645	$3,070,231	$3,627,540
Earnings (losses) from unconsolidated affiliates	1,360	(134,317)	2,895	4,255	(202,986)
Investment income (loss)	14,821	5,368	79,421	94,242	25,620
Total revenues and other income	1,507,767	1,608,165	1,660,961	3,168,728	3,450,174

Costs and other deductions:
Direct costs	999,192	1,123,256	1,026,042	2,025,234	2,308,072
General and administrative expenses	132,612	133,612	132,545	265,157	269,958
Depreciation and amortization	270,199	261,016	273,365	543,564	508,637
Interest expense	60,271	63,459	60,008	120,279	126,113
Losses (gains) on sales and disposals of long-lived assets and other expense (income), net	9,312	160,917	59,807	69,119	159,077
Total costs and other deductions	1,471,586	1,742,260	1,551,767	3,023,353	3,371,857

Income (loss) from continuing operations before income taxes	36,181	(134,095)	109,194	145,375	78,317

Income tax expense (benefit)	6,172	(36,192)	11,272	17,444	32,852

Subsidiary preferred stock dividend	750	750	750	1,500	1,500

Income (loss) from continuing operations, net of tax	29,259	(98,653)	97,172	126,431	43,965
Income (loss) from discontinued operations, net of tax	(28,004)	24,690	2,046	(25,958)	15,895

Net income (loss)	1,255	(73,963)	99,218	100,473	59,860
Less: Net (income) loss attributable to noncontrolling interest	(5,616)	1,174	(97)	(5,713)	1,441
Net income (loss) attributable to Nabors	$(4,361)	$(72,789)	$99,121	$94,760	$61,301

Earnings (losses) per share: (1)
Basic from continuing operations	$.08	$(.34)	$.33	$.41	$.16
Basic from discontinued operations	(.09)	.09	.01	(.09)	.05
Basic	$(.01)	$(.25)	$.34	$.32	$.21

Diluted from continuing operations	$.08	$(.34)	$.33	$.41	$.16
Diluted from discontinued operations	(.09)	.09	—	(.09)	.05
Diluted	$(.01)	$(.25)	$.33	$.32	$.21

Weighted-average number of common shares outstanding: (1)
Basic	294,747	290,311	291,687	293,217	289,550
Diluted	297,119	290,311	294,170	295,644	292,185

Adjusted EBITDA from continuing operations (2)	$361,142	$486,363	$422,953	$784,095	$1,049,520

Adjusted income (loss) derived from operating activities from continuing operations (3)	$90,943	$225,347	$149,588	$240,531	$540,883

(1)	See "Computation of Earnings (Losses) Per Share" included herein as a separate schedule.

(2)

Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses, earnings (losses) from our former U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(3)

Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization and earnings (losses) from our former U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for those amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	March 31,	December 31,
(In thousands, except ratios)	2013	2013	2012

ASSETS
Current assets:
Cash and short-term investments	$607,960	$690,480	$778,204
Accounts receivable, net	1,342,386	1,434,530	1,382,623
Assets held for sale	351,263	385,133	383,857
Other current assets	591,223	608,555	588,173
Total current assets	2,892,832	3,118,698	3,132,857
Long-term investments and other receivables	3,629	3,910	4,269
Property, plant and equipment, net	8,577,586	8,641,947	8,712,088
Goodwill	487,252	487,760	472,326
Investment in unconsolidated affiliates	68,444	64,598	61,690
Other long-term assets	237,160	268,544	272,792
Total assets	$12,266,903	$12,585,457	$12,656,022

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$11,445	$4,641	$364
Other current liabilities	1,168,711	1,086,505	1,132,018
Total current liabilities	1,180,156	1,091,146	1,132,382
Long-term debt	4,071,191	4,379,758	4,379,336
Other long-term liabilities	1,013,083	1,060,680	1,117,999
Total liabilities	6,264,430	6,531,584	6,629,717

Subsidiary preferred stock (1)	69,188	69,188	69,188

Equity:
Shareholders’ equity	5,922,563	5,973,814	5,944,929
Noncontrolling interest	10,722	10,871	12,188
Total equity	5,933,285	5,984,685	5,957,117
Total liabilities and equity	$12,266,903	$12,585,457	$12,656,022

(1)      Represents subsidiary preferred stock from acquisition in September 2010.  75,000 shares of such stock are outstanding and pay quarterly dividends at an annual rate of 4%.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except rig activity)	2013	2012	2013	2013	2012

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates from continuing operations:
Drilling and Rig Services:
U.S.	$467,129	$598,765	$484,773	$951,902	$1,225,870
Canada	64,789	66,015	126,867	191,656	210,750
International	351,421	304,622	321,516	672,937	611,087
Rig Services (1)	152,462	228,614	179,310	331,772	470,372
Subtotal Drilling and Rig Services (2)	1,035,801	1,198,016	1,112,466	2,148,267	2,518,079

Completion and Production Services:
Production Services	244,602	240,380	251,571	496,173	497,639
Completion Services	254,016	387,663	262,138	516,154	785,699
Subtotal Completion and Production Services (3)	498,618	628,043	513,709	1,012,327	1,283,338

Other reconciling items (4)	(41,473)	(223,262)	(44,635)	(86,108)	(376,863)
Total operating revenues and earnings (losses) from unconsolidated affiliates	$1,492,946	$1,602,797	$1,581,540	$3,074,486	$3,424,554

Adjusted EBITDA from continuing operations: (5)
Drilling and Rig Services:
U.S.	$178,799	$246,748	$184,859	$363,658	$504,712
Canada	18,067	13,178	45,531	63,598	71,362
International	117,491	100,241	106,514	224,005	197,491
Rig Services (1)	7,601	39,050	19,784	27,385	80,877
Subtotal Drilling and Rig Services (2)	321,958	399,217	356,688	678,646	854,442

Completion and Production Services:
Production Services	48,036	51,673	51,118	99,154	105,047
Completion Services	33,479	71,503	46,724	80,203	164,689
Subtotal Completion and Production Services (3)	81,515	123,176	97,842	179,357	269,736

Other reconciling items (6)	(42,331)	(36,030)	(31,577)	(73,908)	(74,658)
Total adjusted EBITDA	$361,142	$486,363	$422,953	$784,095	$1,049,520

Adjusted income (loss) derived from operating activities from continuing operations: (7)
Drilling and Rig Services:
U.S.	$69,813	$145,351	$77,595	$147,408	$312,084
Canada	3,895	(529)	30,518	34,413	42,617
International	32,481	16,401	21,469	53,950	37,539
Rig Services (1)	(4,044)	28,179	7,737	3,693	58,025
Subtotal Drilling and Rig Services (2)	102,145	189,402	137,319	239,464	450,265

Completion and Production Services:
Production Services	23,471	25,397	26,014	49,485	53,426
Completion Services	6,870	46,144	17,756	24,626	111,004
Subtotal Completion and Production Services (3)	30,341	71,541	43,770	74,111	164,430

Other reconciling items (6)	(41,543)	(35,596)	(31,501)	(73,044)	(73,812)
Total adjusted income (loss) derived from operating activities	$90,943	$225,347	$149,588	$240,531	$540,883

Rig activity:
Rig years: (8)
U.S.	195.8	236.3	189.6	192.8	237.7
Canada	17.4	20.3	40.0	28.6	34.5
International (9)	125.2	120.9	122.7	124.0	119.3
Total rig years	338.4	377.5	352.3	345.4	391.5
Rig hours: (10)
U.S. Production Services	224,681	220,304	212,298	436,979	433,330
Canada Production Services	28,802	35,710	48,027	76,829	92,754
Total rig hours	253,483	256,014	260,325	513,808	526,084

(1)                     Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction services. These services represent our other companies that are not aggregated into a reportable operating segment.

(2)                     Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $1.2 million, $6.1 million and $2.8 million for the three months ended June 30, 2013 and 2012 and March 31, 2013, respectively, and $4.0 million for the six months ended June 30, 2013.

(3)                     Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $.2 million and $.1 million for the three months ended June 30, 2013 and March 31, 2013, respectively, and $.3 million for the six months ended June 30, 2013.

(4)                     Represents the elimination of inter-segment transactions and earnings (losses), net from our former U.S. unconsolidated oil and gas joint venture, accounted for using the equity method of $(140.4) million and ($203.0) million for the three and six months ended June 30, 2012, respectively.  In December 2012, we sold our equity interest in the oil and gas joint venture.

(5)                     Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses, earnings (losses) from our former U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)                     Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(7)                     Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization and earnings (losses) from our former U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(8)                     Excludes well-servicing rigs, which are measured in rig hours.  Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates.  Rig years represent a measure of the number of equivalent rigs operating during a given period.  For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9)                     International rig years includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years during each of the three months ended June 30, 2013 and 2012 and March 31, 2013 and 2.5 years for the six months ended June 30, 2013 and 2012.

(10)              Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands)	2013	2012	2013	2013	2012

Adjusted EBITDA from continuing operations	$361,142	$486,363	$422,953	$784,095	$1,049,520
Less: Depreciation and amortization	270,199	261,016	273,365	543,564	508,637
Adjusted income (loss) derived from operating activities from continuing operations	90,943	225,347	149,588	240,531	540,883

U.S. oil and gas joint venture earnings (losses)	—	(140,434)	—	—	(202,996)
Interest expense	(60,271)	(63,459)	(60,008)	(120,279)	(126,113)
Investment income (loss)	14,821	5,368	79,421	94,242	25,620
Gains (losses) on sales and disposals of long-lived assets and other income (expense), net	(9,312)	(160,917)	(59,807)	(69,119)	(159,077)
Income (loss) from continuing operations before income taxes	$36,181	$(134,095)	$109,194	$145,375	$78,317

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSSES) PER SHARE

(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2013	2012	2013	2013	2012

Net income (loss) attributable to Nabors (numerator):
Income (loss) from continuing operations, net of tax	$29,259	$(98,653)	$97,172	$126,431	$43,965
Less: net (income) loss attributable to noncontrolling interest	(5,616)	1,174	(97)	(5,713)	1,441
Less: earnings allocated to unvested shareholders	74	—	(814)	(740)	—
Adjusted income (loss) from continuing operations - basic and diluted	$23,717	$(97,479)	$96,261	$119,978	$45,406
Income (loss) from discontinued operations, net of tax	(28,004)	24,690	2,046	(25,958)	15,895
	$(4,287)	$(72,789)	$98,307	$94,020	$61,301

Earnings (losses) per share:
Basic from continuing operations	$.08	$(.34)	$.33	$.41	$.16
Basic from discontinued operations	(.09)	.09	.01	(.09)	.05
Total Basic	$(.01)	$(.25)	$.34	$.32	$.21

Diluted from continuing operations	$.08	$(.34)	$.33	$.41	$.16
Diluted from discontinued operations	(.09)	.09	—	(.09)	.05
Total Diluted	$(.01)	$(.25)	$.33	$.32	$.21

Shares (denominator):
Weighted-average number of shares outstanding-basic	294,747	290,311	291,687	293,217	289,550
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	2,372	—	2,483	2,427	2,635
Weighted-average number of shares outstanding - diluted	297,119	290,311	294,170	295,644	292,185

For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share were 11,578,175 and 17,635,173 shares during the three months ended June 30, 2013 and 2012, respectively; and 12,452,263 shares during the three months ended March 31, 2013; and 12,015,219 and 13,395,935 shares during the six months ended June 30, 2013 and 2012, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting.  Restricted stock is included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered a participating security.